Exhibit 99.1

Unaudited Pro Forma Consolidated Financial Data

The following unaudited pro forma consolidated financial data of TransUnion Corp. has been prepared by applying pro forma adjustments to the TransUnion Corp. historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 previously filed with the SEC, to reflect the merger of Spartan Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of TransUnion Holding Company, Inc., with and into TransUnion Corp., with TransUnion Corp. surviving as a wholly owned subsidiary of TransUnion Holding Company, Inc. (the “2012 Change in Control Transaction”). The 2012 Change in Control Transaction was completed on April 30, 2012. The unaudited pro forma consolidated statements of income data gives effect to the 2012 Change in Control Transaction as if it had occurred on January 1, 2011, and the unaudited pro forma consolidated balance sheet data gives effect to the 2012 Change in Control Transaction as if it had occurred on March 31, 2012. Assumptions underlying the pro forma adjustments are described in the accompanying notes.

The pro forma adjustments do not include adjustments related to the debt or other expenses of the acquirer, our new parent, TransUnion Holding Company, Inc., including the $600 million aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018 (the “TUHC PIK Toggle Notes”) issued by TransUnion Holding Company, Inc. to fund a part of the purchase price in connection with the 2012 Change in Control Transaction. Neither we nor our subsidiaries guarantee the TUHC PIK Toggle Notes and have no contractual obligations with respect thereto. However, TransUnion Holding Company, Inc. expects to make cash interest payments on the TUHC PIK Toggle Notes with cash dividends received from us. Our ability to pay dividends and make other payments to TransUnion Holding Company, Inc. will depend on our cash flows and earnings and may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements into which we enter. As of March 31, 2012, on a pro forma basis after giving effect to the 2012 Change in Control Transaction, we would have been permitted to pay approximately $130 million of dividends under the terms of the credit agreement governing the senior secured credit facility and the indenture governing the senior notes of our wholly owned subsidiary Trans Union LLC.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial data is presented for informational purposes only. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the 2012 Change in Control Transaction actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma consolidated financial data should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements of TransUnion Corp. and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, previously filed with the SEC.

The 2012 Change in Control Transaction will be accounted for in accordance with ASC 805, Business Combinations. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates, available information and certain assumptions. The unaudited pro forma consolidated income statement data does not reflect any non-recurring charges or gains that we may record in connection with the 2012 Change in Control Transaction. However, these estimated non-recurring items will be reflected in our consolidated statement of income for the six months ended June 30, 2012.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this filing, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we acquired and liabilities we assumed and the related allocation of purchase price. We have allocated the total estimated purchase price as described in footnote (m) of the unaudited pro forma consolidated balance sheet data to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the acquisition. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial data, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. Any such change could be material.

Unaudited Pro Forma Consolidated Balance Sheet Data

As of March 31, 2012

(in millions)	TransUnion Corp. Historical	Pro Forma Adjustments		TransUnion Corp. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$108.1	$(49.2	)(a)	$58.9
Trade accounts receivable, net of allowance	159.7			159.7
Other current assets	51.8	(4.8	)(b)	47.0

Total current assets	319.6	(54.0)		265.6
Property, plant and equipment, net of accumulated	197.6	280.0	(c)	477.6
Other marketable securities	10.8	—		10.8
Goodwill	268.8	1,506.2	(d)	1,775.0
Other intangibles, net	129.1	1,466.3	(e)	1,595.4
Other assets	81.1	24.2	(f)	105.3

Total assets	$1,007.0	$3,222.7		$4,229.7

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$67.8	$(2.9	)(g)	$64.9
Current portion of long-term debt	20.7	(10.1	)(h)	10.6
Other current liabilities	99.9	75.9	(i)	175.8

Total current liabilities	188.4	62.9		251.3
Long-term debt	1,577.0	124.2	(j)	1,701.2
Other liabilities	47.4	610.3	(k)	657.7

Total liabilities	1,812.8	797.4		2,610.2
Stockholders’ equity:
Preferred stock	—
Common stock	0.3	(0.3	)(l)	—
Additional paid-in capital	895.6	697.1	(l)	1,592.7
Treasury stock at cost	(0.3)	0.3	(l)	—
Accumulated deficit	(1,729.2)	1,729.2	(l)	—
Accumulated other comprehensive income (loss)	1.0	(1.0	)(l)	—

Total TransUnion Holding Company, Inc. stockholders’ equity	(832.6)	2,425.3		1,592.7
Noncontrolling interests	26.8	—		26.8

Total stockholders’ equity	(805.8)	2,425.3		1,619.5

Total liabilities and stockholders’ equity	$1,007.0	$3,222.7		$4,229.7

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)	Reflects adjustments to cash and cash equivalents related to the 2012 Change in Control Transaction for borrowings from new parent, financing fees and transaction costs paid at closing, the repayment of the RFC loan and related accrued interest, and the repurchase of outstanding stock options of TransUnion Corp.
(b)	Reflects $4.8 million decrease in deferred financing fees as a result of purchase accounting fair value adjustments and additional financing fees paid at closing.
(c)	Reflects purchase accounting fair value adjustments to property, plant and equipment of $280.0 million, including fair value adjustments of $255.7 million to technology and software and $24.3 million to buildings.
(d)	Reflects purchase accounting fair value adjustments to goodwill of $1,506.2 million, including a $610.3 million increase due to recording the deferred tax liability (see footnote (k) below) resulting from the step-up in basis of separately identifiable amortizable intangible assets for book purposes.
(e)	Reflects purchase accounting fair value adjustments to intangible assets of $1,466.3 million, including fair value increases to databases of $707.8 million, customer lists of $237.8 million and trademarks, trade names and other of $520.7 million.

(f)	Reflects a purchase accounting fair value adjustment increase to investments in affiliates of $47.7 million, a $26.2 million decrease in deferred financing fees and $2.7 million of additional deferred financing fees paid at closing for debt.
(g)	Reflects $2.9 million of financing fees and transaction costs accrued at March 31, 2012 and paid at closing.
(h)	Reflects the repayment of $10.1 million of the RFC loan in connection with the 2012 Change in Control Transaction.
(i)	Reflects borrowing of $80.9 million from parent at closing, a purchase accounting fair value adjustment decrease to deferred revenue of $3.7 million and the payment of $1.3 million of accrued interest related to the RFC loan in connection with the 2012 Change in Control Transaction.
(j)	Reflects $124.2 million increase in the basis of the Trans Union LLC Senior Notes due to a purchase accounting fair value adjustment.
(k)	Reflects the $610.3 million deferred tax liability resulting from the step-up in basis of assets for financial statement purposes, but not for tax purposes.
(l)	Reflects the change in stockholders’ equity resulting from the 2012 Change in Control Transaction, including capital contributions, purchase accounting entries, the retirement of treasury stock and the elimination of TransUnion Corp. equity in consolidation. Adjustments to accumulated deficit also include $8.2 million of additional transaction expenses that were paid and recognized at closing.
(m)	The purchase price has been allocated to the assets acquired and liabilities assumed of TransUnion Corp. based on estimates of fair value as follows:

(in millions)
Databases (estimated useful life of 15 years)	$770.0
Internally developed software (estimated useful life of 7 years)	350.0
Tradenames and trademarks (estimated useful life of 40 years)	530.0
Customer relationships (estimated useful life of 20 years)	290.0
Goodwill (including deferred taxes related to step-up of intangible assets)	1,775.0
All other assets	514.7
Existing debt (including fair value adjustment)	(1,711.8)
All other liabilities (including deferred taxes related to step-up of intangible assets)	(898.4)
Noncontrolling interests	(26.8)

Net assets acquired	$1,592.7

Unaudited Pro Forma Consolidated Statement of Income Data

For the Twelve Months Ended December 31, 2011

(in millions)	TransUnion Corp. Historical	Pro Forma Adjustments		TransUnion Corp. Pro Forma
Revenue	$1,024.0	$—		$1,024.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	421.5	—		421.5
Selling, general and administrative	264.5	—		264.5
Depreciation and amortization	85.3	85.2	(a)	170.5

Total operating expenses	771.3	85.2		856.5
Operating income (loss)	252.7	(85.2)		167.5
Non-operating income and expense
Interest expense	(126.4)	12.5	(b)	(113.9)
Interest income	0.7	—		0.7
Other income and expense, net	(59.9)	0.3	(c)	(59.6)

Total non-operating income and expense	(185.6)	12.8		(172.8)
Income (loss) from continuing operations before income taxes	67.1	(72.4)		(5.3)
(Provision) benefit for income taxes	(17.8)	26.1	(d)	8.3

Income (loss) from continuing operations	$49.3	$(46.3	)(e)	$3.0

Notes to Unaudited Pro Forma Consolidated Statement of Income Data for the Twelve Months Ended December 31, 2011

(a)	Reflects an adjustment to depreciation and amortization from the step-up in basis of assets as a result of allocating the purchase price of the acquisition.
(b)	Reflects adjustments to interest expense as a result of the 2012 Change in Control Transaction as follows:

(in millions)
Adjustment to interest expense resulting from amendment to Trans Union LLC senior secured term loan facility	$(5.4)
Elimination of the amortization of pre-acquisition deferred financing fees on Trans Union LLC senior secured term loan(1)	2.1
Amortization of the purchase accounting fair value adjustment to the basis of Trans Union LLC senior notes(2)	12.8
Elimination of the amortization of pre-acquisition deferred financing fees on Trans Union LLC senior notes(1)	1.7
Elimination of interest expense on RFC loan	1.3

Adjustment to interest expense as a result of the 2012 Change in Control Transaction	$12.5

(1)	In connection with purchase accounting fair value adjustments, all actual amortization of deferred financing fees for 2011 has been reversed.
(2)	The fair value of the Trans Union LLC senior notes was greater than the carrying value, resulting in recording a note premium as part of the purchase accounting entries.
(c)	Reflects the elimination of $0.3 million of amortization of pre-acquisition deferred loan costs on Trans Union LLC’s revolving line of credit.
(d)	Reflects a reduction in tax expense using an estimated rate of 36% due to the reduction in income from the adjustments described above.
(e)	Income from continuing operations excludes $88.4 million of nonrecurring stock-based compensation expense recognized related to non-vested stock awards that vested on the date of the acquisition, an additional $23.9 million of nonrecurring 2012 Change in Control Transaction-related fees that were expensed on the date of the acquisition and a $3.7 million nonrecurring reduction in revenue due to the purchase accounting fair value adjustment to deferred revenue.

Unaudited Pro Forma Consolidated Statement of Income Data

For the Three Months Ended March 31, 2012

(in millions)	TransUnion Corp. Historical	Pro Forma Adjustments		TransUnion Corp. Pro Forma
Revenue	$280.6	$—		$280.6
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	115.0	—		115.0
Selling, general and administrative	78.1	—		78.1
Depreciation and amortization	21.9	20.5	(a)	42.4

Total operating expenses	215.0	20.5		235.5
Operating income (loss)	65.6	(20.5)		45.1
Non-operating income and expense
Interest expense	(30.7)	3.2	(b)	(27.5)
Interest income	0.4	—		0.4
Other income and expense, net	(2.9)	—	(c)	(2.9)

Total non-operating income and expense	(33.2)	3.2		(30.0)
Income (loss) from continuing operations before income taxes	32.4	(17.3)		15.1
(Provision) benefit for income taxes	(20.3)	6.2	(d)	(14.1)

Income (loss) from continuing operations	12.1	$(11.1	)(e)	$1.0

Notes to Unaudited Pro Forma Consolidated Statement of Income Data for the Three Months Ended March 31, 2012

(a)	Reflects an adjustment to depreciation and amortization from the step-up in basis of assets as a result of allocating the purchase price of the acquisition.
(b)	Reflects adjustments to interest expense as a result of the 2012 Change in Control Transaction as follows:

(in millions)
Adjustment to interest expense resulting from amendment to Trans Union LLC senior secured term loan facility	$(1.2)
Elimination of the amortization of pre-acquisition deferred financing fees on Trans Union LLC senior secured term loan(1)	0.4
Amortization of the purchase accounting fair value adjustment to the basis of Trans Union LLC senior notes(2)	3.2
Elimination of the amortization of pre-acquisition deferred financing fees on Trans Union LLC senior notes(1)	0.5
Elimination of interest expense on RFC loan	0.3

Adjustment to interest expense as a result of the 2012 Change in Control Transaction	$3.2

(1)	In connection with purchase accounting fair value adjustments, all actual amortization of deferred financing fees for 2011 has been reversed.
(2)	The fair value of the Trans Union LLC senior notes was greater than the carrying value, resulting in recording a note premium as part of the purchase accounting entries.

(c)	Reflects the elimination of less than $0.1 million of amortization of pre-acquisition deferred loan costs on Trans Union LLC’s revolving line of credit.
(d)	Reflects a reduction in tax expense using an estimated rate of 36% due to the reduction in income from the adjustments described above.